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                                                                     EXHIBIT 2.2

                                                                    EXHIBIT A TO
                                                 HERCO TECHNOLOGY CORP AGREEMENT

                                ESCROW AGREEMENT

         This Escrow Agreement (this "ESCROW AGREEMENT") is made and entered into as of the date (the "EFFECTIVE DATE") set forth on SCHEDULE 1 hereto ("SCHEDULE 1") by and among Teradyne, Inc., a Massachusetts corporation ("BUYER"); Herco Technology Corp., a California corporation (the "COMPANY"); Robert Herring as the "INDEMNIFICATION REPRESENTATIVE"; the undersigned security holders of the Company set forth on SCHEDULE 1 hereto ("SCHEDULE 1") (collectively with the Indemnification Representative, the "HOLDERS"); and The Chase Manhattan Bank, as escrow agent and custodian of the Escrow Fund (as defined below) (the "ESCROW AGENT").

         A. Buyer, the Company, T-H Acquisition Corp., a Delaware corporation, and the Holders have entered into an Agreement and Plan of Reorganization dated as of August 1, 2000 (the "AGREEMENT") setting forth certain terms and conditions pursuant to which Buyer is acquiring all outstanding shares of the Company from the Holders.

         B. Pursuant to Section 2.04 of the Agreement, Shares of Buyer Stock (as defined therein) are to be issued to the Holders.

         C. The Agreement provides that ten percent (10%) (the "ESCROW PERCENTAGE") of the Buyer Stock issued in exchange for outstanding Shares pursuant to the Agreement will be placed in an escrow account to secure certain indemnification obligations of the Holders to Buyer and the Company under
Article XI of the Agreement on the terms and conditions set forth therein and herein.

         D. Unless otherwise indicated herein, all terms used herein without definition shall have the same meaning as set forth in the Agreement.

         NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in the Agreement and in this Escrow Agreement, the parties agree as follows:

         1.       ESTABLISHMENT OF ESCROW ACCOUNT

                  1.1 DEPOSIT OF SHARES. Buyer shall deposit as soon as practicable on the Holders' behalf with the Escrow Agent stock certificates representing the Escrow Shares issued pursuant to the Agreement registered in the respective names of the Holders and in the relative amounts set forth on
EXHIBIT 1.1 hereto (the "INITIAL ESCROW SHARES") and an Assignment separate from the stock certificates executed by such Holder. Any shares of Buyer capital stock that result from any share dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events made with respect to any Escrow Shares held in escrow under this Escrow Agreement ("ADDITIONAL SHARES") shall be delivered to the Escrow Agent by the Buyer on behalf of the Holders and shall be held by the Escrow Agent in accordance with this Escrow Agreement. Unless otherwise indicated, as used in this Escrow Agreement, the term "ESCROW SHARES" includes the Initial Escrow Shares and any Additional Shares, and the term "ESCROW FUND" shall include the Escrow Shares and the Proceeds (as defined below). The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Fund in escrow in accordance with this Escrow Agreement and to release the Escrow Fund out of escrow as provided in this Escrow Agreement.


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                  1.2 DIVIDENDS; VOTING AND RIGHTS OF OWNERSHIP. Any cash
dividends, dividends payable in property or other distributions of any kind (except for Additional Shares) made in respect of the Escrow Shares shall be held by the Escrow Agent pursuant to this Agreement. Each Holder shall have the right to vote the Escrow Shares held in escrow for the account of such Holder so long as such Escrow Shares are held in escrow. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Escrow Agreement, the Holders shall retain and shall be able to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions hereof. Without limiting the foregoing, following the expiration of the lock-up period required under the "pooling of interests" accounting rules (the "Lock-Up Date"), the Indemnification Representative may instruct the Escrow Agent to sell the Escrow Shares for cash provided that any and all proceeds (the "PROCEEDS") from such sale shall become part of the Escrow Fund and shall be disbursed in accordance with this Agreement. The Escrow Agent shall hold such Proceeds in the Escrow Fund and shall invest such Proceeds as hereinafter provided.

                  1.3 NO ENCUMBRANCE. None of the Escrow Fund or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law or by a Holder, or may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder, prior to the delivery of the Escrow Fund by the Escrow Agent or Buyer to such Holder pursuant to this Escrow Agreement.

                  1.4 POWER TO TRANSFER ESCROW FUND. The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Fund provided for in this Escrow Agreement.

                  1.5 INVESTMENT OF PROCEEDS. During the term of this Escrow Agreement and following the Lock-Up Date, the Proceeds (if any) shall be invested and reinvested by the Escrow Agent (i) in the investment indicated on
SCHEDULE 1, (ii) at the direction, if any, of the Indemnification Representative, in the investments described in SCHEDULE 2, or (iii) in such other investments as shall be directed in writing by the Buyer and the Indemnification Representative and as shall be acceptable to the Escrow Agent. All investment orders involving U.S. Treasury obligations, commercial paper and other direct investments may be executed through broker-dealers selected by the Escrow Agent (which shall include affiliates of the Escrow Agent). Periodic statements will be provided to the Indemnification Representative and Buyer reflecting transactions executed on behalf of the Escrow Fund. The Buyer and Indemnification Representative, upon written request, will receive a statement of transaction details upon completion of any securities transaction in the Proceeds without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on SCHEDULE 1 or any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Proceeds.

         2.       RESOLUTION OF CLAIMS

                  2.1 INDEMNIFICATION OBLIGATIONS. The Escrow Fund shall serve as the first source, but not the sole source, of payment for the indemnity obligations of the Holders under Article XI of the Agreement, which obligations shall continue in accordance with Article XI of the Agreement. Payment for any amount determined as provided below to be owing to Buyer or the Company under such indemnity obligations under the Agreement ("DAMAGES") and any award of attorneys' fees and charges owing to Buyer pursuant to Sections 2.3(c)(iv) or
4.3 of this Agreement (a "PREVAILING PARTY

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AWARD") shall be made by the release of all or a portion, as the case may be, of the Escrow Fund to Buyer (each such payment, an "ESCROW ADJUSTMENT"), subject to the limitations set forth in Section 11.02 of the Agreement. By the execution of this Escrow Agreement, each of the Holders agrees to be bound by the indemnification provisions set forth in Article XI of the Agreement and confirms that the issuance by Buyer of the Escrow Percentage of the Buyer Stock pursuant to the Agreement is subject to this Escrow Agreement. Notwithstanding anything to the contrary herein, Buyer shall not be entitled to receive payment of any portion of a Prevailing Party Award which is already a part of Damages (i.e., there shall be no double payment of legal fees). Any Escrow Adjustments and corresponding release to Buyer of the Escrow Fund shall be made in proportion to each of the Holders' interest in the Escrow Fund as of the date or dates specified and the manner provided for in this Escrow Agreement. Each Escrow Adjustment to the Escrow Fund shall be made by the release to Buyer of a portion of the Escrow Fund having an aggregate value equal to the Damages and any Prevailing Party Award, with the per share value of any Escrow Shares being equal, for all purposes under this Escrow Agreement, to the closing price of such Escrow Shares on the Closing Date (the "BUYER STOCK PRICE"). Any such release shall be made first through the release of Escrow Shares, if any are then held in the Escrow Fund, and thereafter through the release of Proceeds having an aggregate value equal to the value of the number of Escrow Shares which would otherwise have been so released hereunder in satisfaction of the Holders' indemnification obligation. In lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded to the nearest whole Escrow Share and any amounts released in excess of the Damages as a result of such rounding shall be returned to Escrow Fund. In the event of doubt, and notwithstanding any contained in this Section
2.1 to the contrary, Buyer, the Indemnification Representative and the Holders agree that the foregoing provisions of this Section 2.1 shall be applied and interpreted in a manner consistent with the "pooling of interests" accounting rules.

                  2.2 NOTICE OF CLAIMS. Promptly after the receipt by Buyer of notice or discovery of any claim, damage, or legal action or proceeding giving rise to indemnification rights under the Agreement (a "CLAIM") Buyer shall give the Indemnification Representative written notice of such Claim and shall provide a copy of such notice to the Escrow Agent. Each notice of a Claim by Buyer (a "NOTICE OF CLAIM") shall be in writing, shall be delivered on or before the Release Date (as defined in Section 3.1 below) and shall contain a detailed account of the specific facts known to Buyer on which the Claim is based, including a description of the specific representation, warranty or covenant in the Agreement (if any) which Buyer reasonably believes has been breached. The Notice of Claim shall specify whether the matter is subject to a third-party claim against Buyer or the Company in a litigation or arbitration or whether the matter concerns disputes regarding a breach of representations and warranties or performance or nonperformance of a party's obligations under the Agreement.

                  2.3 RESOLUTION OF CLAIMS. Any Notice of Claim received by the Indemnification Representative and the Escrow Agent pursuant to Section 2.2 above shall be resolved as follows:

                           (a)  UNCONTESTED CLAIMS.  In the event that the
Indemnification Representative does not contest a Notice of Claim (an "UNCONTESTED CLAIM") in writing within thirty (30) calendar days, as provided below in Section 2.3(b), Buyer may deliver to the Escrow Agent, with a copy to the Indemnification Representative, a written demand by Buyer (a "BUYER DEMAND") stating that a Notice of Claim has been given as required in this Escrow Agreement and that no notice of contest has been received from the Indemnification Representative during the period specified in this Escrow Agreement and further setting forth the proposed Escrow Adjustments to be made in accordance with this Section 2.3(a). Within thirty (30) calendar days after receipt of the Buyer Demand, the Indemnification Representative may object in a written notice delivered to Buyer and the Escrow


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Agent to the computations or other administrative matters relating to the proposed Escrow Adjustments (but may not object to the validity or amount of the Claim previously disclosed in the Notice of Claim), whereupon neither the Escrow Agent nor Buyer shall make any of the Escrow Adjustments until either: (i) Buyer and the Indemnification Representative shall have given the Escrow Agent joint written notice setting forth the agreed Escrow Adjustments, or (ii) the matter is resolved as provided in Sections 2.3(b) and 2.3(c). Upon satisfaction of the foregoing, the Escrow Agent, as directed in writing by Buyer, and Buyer shall promptly take all steps to implement the final Escrow Adjustments.

                           (b)  CONTESTED CLAIMS.  In the event that the
Indemnification Representative gives written notice to Buyer and the Escrow Agent contesting all or a portion of a Notice of Claim (a "CONTESTED CLAIM") within the 30-day period provided above, matters relating to such Contested Claim that are subject to third party claims against Buyer or the Company in a litigation or arbitration shall await the final decision, award or settlement of such litigation or arbitration, while matters relating to such Contested Claim that arise between Buyer on the one hand and the Company and/or the Holders on the other hand, including any disputes regarding breach of representations and warranties or performance or nonperformance of a party's obligations under the Agreement ("ARBITRABLE CLAIMS") shall be settled in accordance with Section 2.3(c) below. Any portion of a Notice of Claim that is not contested or is subsequently settled by Buyer and the Indemnification Representative shall be resolved as set forth above in Section 2.3(a). If written notice is received by the Escrow Agent that a Notice of Claim is contested by the Indemnification Representative, then the Escrow Agent shall hold hereunder after what would otherwise be the Release Date (as defined in Section 3.1 below), the number of Escrow Shares specified in the Release Notice or as otherwise provided in
Section 3.1, until the earlier of: (i) receipt of a settlement agreement executed by Buyer and the Indemnification Representative setting forth a resolution of the Notice of Claim and the Escrow Adjustments; (ii) receipt of a written notice from Buyer (a "BUYER DISTRIBUTION NOTICE") attaching a copy of the final award or decision of the arbitrator and setting forth the Escrow Adjustments (Buyer shall at the same time provide a copy of the Buyer Distribution Notice to the Indemnification Representative); or (iii) receipt of a written notice from the Indemnification Representative (a "REPRESENTATIVE DISTRIBUTION NOTICE") attaching a copy of the final award or decision of the arbitrator that no Escrow Adjustments are to be made as a result of such award (the Indemnification Representative shall at the same time provide a copy of the Representative Distribution Notice to Buyer). If the earliest of the three events described in the preceding sentence is (i) or (ii), the Escrow Agent shall, within twenty (20) calendar days of receipt of the settlement agreement or the Buyer Distribution Notice, as applicable, (a) release to Buyer of that portion of the Escrow Fund specified in the Escrow Adjustments and (b) if the Release Date has occurred, and there are no remaining unresolved Contested Claims, release to the Holders the balance of the Escrow Fund. If the earliest of the three events described above is (iii) and the Release Date has occurred, and there are no remaining unresolved Contested Claims, the Escrow Agent shall, within twenty (20) calendar days of receipt of the Representative Distribution Notice, release to the Holders the Retained Escrow (as defined in Section 3.1), in accordance with the Holders' interests therein, provided that if the Release Date has not occurred the Escrow Fund shall continue to be held pursuant to the terms of this Agreement.

                           (c)  ARBITRATION.

                                     (i) ARBITRATION RULES. Any Arbitrable
Claim, and any dispute between the Holders and Buyer under this Escrow Agreement, shall be submitted to final and binding arbitration before a single arbitrator in San Diego, California in accordance with the commercial arbitration rules of the American Arbitration Association; provided, however, that if the Arbitrable

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Claim shall exceed $1,000,000, the arbitration shall be before three arbitrators, two of whom shall be lawyers with not less than ten (10) years of corporate or related business experience. Among other matters, such arbitrator(s) shall be authorized upon request of either Buyer or the Indemnification Representative determine whether such Arbitrable Claim is of a nature which may be resolved, and appropriate relief afforded, pursuant to arbitration.

                                    (ii)  BINDING EFFECT. The final decision of
the arbitrator shall be furnished in writing to the Escrow Agent, the Indemnification Representative, the Holders and Buyer and will constitute a conclusive determination of the issue in question, binding upon the Holders, the Indemnification Representative and Buyer. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve an Arbitrable Claim. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

                                   (iii) COMPENSATION OF ARBITRATOR. The
arbitrator will be compensated for his or her services, as provided below in
Section 2.3(c)(iv), in accordance with the commercial arbitration rules of the American Arbitration Association.

                                    (iv) PAYMENT OF COSTS. The substantially
prevailing party in any arbitration shall be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, subject in each case to a determination by the arbitrator as to which party is the substantially prevailing party and the amount of such fees and costs to be allocated to such party and subject to the terms of Section 2.3(c)(iii). Any amounts payable to Buyer by or on account of the Holders under this subsection will be reimbursed as if the amount of such awarded fees and expenses were an Uncontested Claim.

                                     (v) TERMS OF ARBITRATION. The arbitrator
chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Escrow Agreement, the Agreement or any other documents that are executed in connection therewith.

                                    (vi)  EXCLUSIVE REMEDY. Arbitration or
mediation under this Section 2.3(c) shall be the sole and exclusive remedy of the parties for any Arbitrable Claim arising out of this Escrow Agreement.

         3.       RELEASE FROM ESCROW

                  3.1 RELEASE OF ESCROW FUND. The Escrow Fund shall be released by the Escrow Agent and Buyer as soon as practicable, taking into account the notices to be delivered under this Section 3.1, after the first anniversary of the date of this Escrow Agreement (the "RELEASE DATE") LESS: (a) any of the Escrow Fund delivered to or deliverable to Buyer in satisfaction of Uncontested Claims or Contested Claims which have been settled by the parties hereto, and
(b) any of the Escrow Fund subject to delivery to Buyer in accordance with
Section 2.3(b) with respect to any then pending Contested Claims. Within ten
(10) of the Escrow Agent's Business Days (as defined in Section 7.4) after the Release Date, Buyer and the Indemnification Representative shall deliver to the Escrow Agent a written notice jointly signed (a "RELEASE NOTICE") setting forth the amount of the Escrow Fund to be released by the Escrow Agent (the "RELEASED ESCROW") including the amount of the Escrow Fund to be released to each Holder and the amount of the Escrow Fund to be retained as provided in this Section 3.1 (the "RETAINED ESCROW"). Buyer and the Indemnification Representative shall make a good faith


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effort to agree on a reasonable portion of the Escrow Fund to retain for pending
Contested Claims and Prevailing Party Awards and related expenses, which shall be an amount reasonably determined by Buyer to cover the amount of the Contested Claim or Prevailing Party Award plus related indemnifiable costs, but not to exceed two times the value of the Contested Claim or Prevailing Party Award. Until such agreement is reached, or a determination is made in accordance with
Section 2.3(c), the remaining Escrow Fund shall be the Retained Escrow. The Released Escrow shall be released to the Holders in proportion to their respective interests in the Initial Escrow Shares. In lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded to the nearest whole Escrow Share. Promptly after receipt of the Release Notice, the Escrow Agent shall deliver the Escrow Fund in accordance with the Release Notice. The Escrow Agent shall not be required to take such action until the Escrow Agent has received the Release Notice executed by Buyer and the Indemnification Representative or, in the event Buyer and the Indemnification Representative fail to execute and deliver a jointly approved Release Notice, a final award or decision which specifies the distribution of the Escrow Fund.

                  3.2 RELEASE OF RETAINED ESCROW. Upon the resolution of Contested Claims as provided for in Section 2.3(b), the Retained Escrow shall be subject to release by the Escrow Agent to Buyer and/or to the Holders in accordance with Section 2.3(b), this Section and as otherwise provided for in this Escrow Agreement. The Escrow Agent and Buyer shall cause the transfer agent to transfer to Buyer the number of Escrow Shares to be released to Buyer pursuant to Section 2.3(b) and reissue certificates for Escrow Shares that are to be either distributed to the Holders pursuant to Section 3.1 or further retained by the Escrow Agent pending the resolution of Contested Claims and/or Prevailing Party Awards. Any Escrow Fund released from escrow to Buyer shall be subject to cancellation by Buyer without requiring Buyer to pay any consideration whatsoever in receipt thereof to the Company or any of the Holders, except in satisfaction of the Claim.

                  3.3 EXPENSES OF INDEMNIFICATION REPRESENTATIVE. The Indemnification Representative shall be entitled to be reimbursed his reasonable out-of-pocket expenses and the reasonable fees and disbursements of counsel retained by him. Such reimbursements shall be treated as an Uncontested Claim on a pro rata basis among the contributors to the Escrow Fund, for all services performed pursuant to the Agreement and this Escrow Agreement; provided, however, that payment of any Escrow Adjustment shall take priority over payments to the Indemnification Representative, as provided herein. The Escrow Agent shall follow the joint written instructions of the Indemnification Representative and Buyer concerning the release or sale of Escrow Fund relating to the reimbursement of the Indemnification Representative. If upon termination of this Agreement, the Indemnification Representative shall not have received the reimbursements to which he is entitled hereunder, then the Indemnification Representative shall be entitled to reimbursement from the other Holders on a joint and several basis.

         4.       ESCROW AGENT

                  4.1 ESCROW AGENT. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it. The Escrow Agent shall not be

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liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the Buyer or Holders. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with independent counsel and accountants to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be entitled to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                  4.2 SUCCESSION. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 10 days advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent's corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

                  4.3 FEES. The Buyer and the Indemnification Representative agree to equally (i) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in SCHEDULE 1 attached hereto, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney's fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement. Each party shall have a right of contribution against the other party to the extent such party pays more than its 50% share of the expenses set forth in (i) and (ii) of this Section 4.3.

                  4.4 INDEMNITY. The Buyer and the Holders shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the "indemnitees") from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from the Buyer or Holders, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

                  4.5 TINS. The Buyer and Holders each represent that its correct Taxpayer Identification Number ("TIN") assigned by the Internal Revenue Service or any other taxing authority is set forth in SCHEDULE 1. All interest or other income earned under the Escrow Agreement shall be allocated to Holders in proportion to each Holders's interest in the Escrow Fund and reported by the Holders to the Internal Revenue Service or any other taxing authority. Notwithstanding such written directions, Escrow Agent shall report and, as required withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the event that any earnings remain undistributed at the end of any calendar year, Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by Buyer and the Indemnification Representative. In addition, Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities.


         5.       INDEMNIFICATION REPRESENTATIVE

                           5.1 APPOINTMENT AND AUTHORITY. For purposes of this
Escrow Agreement, the Holders have, by the execution of this Escrow Agreement, irrevocably consented to the appointment of the Indemnification Representative as representative of the Holders and as the attorney-in-fact for and on behalf of each Holder, and, subject to the express limitations set forth below, the taking by the Indemnification Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Escrow Agreement, including but not limited to the exercise of the power to: (i) authorize delivery to Buyer of the Escrow Fund, or any portion thereof, in satisfaction of Claims otherwise in connection with an Escrow Adjustment, (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Claims, (iii) resolve any Claims, and (iv) take all actions necessary in the judgment of the Indemnification Representative for the accomplishment of the foregoing and all of the other terms, conditions, and limitations of this Escrow Agreement. Any notice given to the Indemnification Representative will constitute notice to each and all of the Holders at the time notice is given to the Indemnification Representative. Any action taken by, or notice or instruction received from, the Indemnification Representative will be deemed to be an action by, or notice or instruction from, each and all of the Holders. Buyer and the Escrow Agent will disregard any notice or instruction received from any Holder other than the Indemnification Representative with regard to this Escrow Agreement. The Indemnification Representative shall have unlimited authority and power to act on behalf of each Holder with respect to this Escrow Agreement and the disposition, settlement, or other handling of all Claims, notices, rights, or obligations arising under this Escrow Agreement so long as all Holders are treated in the same manner (in respect of their proportional interests in the Initial Escrow Shares).

                           5.2 INDEMNIFICATION. The Indemnification
Representative, in his role as such, but not in his role as a Holder, shall not suffer any liability or loss for any act performed or omitted to be performed by him under this Escrow Agreement in the absence of adjudicated gross negligence, bad faith or willful misconduct. The Indemnification Representative may consult with counsel and other experts as may be reasonably necessary to advise him with respect to his rights and obligations hereunder and shall be fully protected by any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of such counsel and experts except for notices and other documents delivered by the Indemnification Representative pursuant to this Escrow Agreement. The Indemnification Representative shall not be responsible for the sufficiency or accuracy of the form, execution, validity, or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereof or for any lack of endorsement thereon, or for any description therein, nor shall he be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement, and the Indemnification Representative shall be fully protected in relying upon any written notice, demand, certificate or document which he in good faith believes to be genuine.

                           5.3  DEATH OR DISABILITY; SUCCESSORS. In the event of
the death or permanent disability of the Indemnification Representative, or his resignation as the Indemnification Representative, a successor Indemnification Representative shall be elected by a majority vote of the Holders, with each Holder to be given a vote equal to his proportionate share of the Escrow Fund. The Holders shall cause to be delivered to Buyer and the Escrow Agent prompt written notice of such election of a successor Indemnification Representative. Each successor Indemnification Representative shall have all of the power, authority, rights, and privileges conferred by this Agreement upon the original Indemnification Representative, and the term, "INDEMNIFICATION REPRESENTATIVE" as used herein shall be deemed to include any successor Indemnification Representative.

         6.       TERMINATION; DEFICIENCY CLAIMS

                  This Escrow Agreement and the escrow created hereby shall terminate following Escrow Agent's delivery, and the Indemnification Representative's and Buyer's release of all remaining Escrow Fund to the Holders and/or Buyer pursuant to Sections 2 or 3. In the event that upon the termination of this Escrow Agreement, the value of the Escrow Fund released to Buyer pursuant to the provisions of this Escrow Agreement is insufficient to pay in full to Buyer the total amount of the Damages and Prevailing Party Awards to which it is entitled, then Buyer shall be entitled to pursue its remedies for any such deficiency under the Agreement; provided, however, that no party hereto in connection with any such action may contest any Uncontested Claim or any Contested Claim that has been resolved in accordance with the provisions of this Escrow Agreement.

         7.       MISCELLANEOUS PROVISIONS

                  7.1 PARTIES IN INTEREST. This Escrow Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto. All of the terms and provisions of this Escrow Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

                  7.2 ATTORNEYS' FEES. In the event of any action to enforce any provision of this Escrow Agreement by the Buyer or the Indemnification Representative, or on account of any default under or breach of this Escrow Agreement by the Buyer or the Indemnification Representative, the substantially prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all attorneys' fees incurred by the substantially prevailing party in connection with such action (including, but not limited to, any appeal thereof); provided, however that any such fees shall not be duplicative of attorneys fees and expenses payable under Section 2.3(c)(iv).

                  7.3 ENTIRE AGREEMENT. This Escrow Agreement constitutes the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings.

                  7.4 All communications hereunder shall be in writing and shall be deemed to be duly given and received:

     (i) upon delivery if delivered personally or upon confirmed transmittal if by facsimile; (ii) on the next Business Day (as hereinafter defined) if sent by overnight courier; or (iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth on Schedule 1 or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (ii) and (iii) of this Section 7.4, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth on SCHEDULE 1 is authorized or required by law or executive order to remain closed.

                  7.5 SECURITY PROCEDURES. In the event Escrow Share transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on SCHEDULE 2 hereto ("SCHEDULE 2"), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary any Escrow Share transfer may rely solely upon any account numbers or similar identifying numbers provided by the Buyer or Holders to identify such beneficiary. The Escrow Agent may apply any of the Escrow Fund for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

                  7.6 SEVERABILITY. If any term or provision of this Escrow Agreement or the application thereof as to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Escrow Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Escrow Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  7.7 COUNTERPARTS. This Escrow Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page to Escrow Agreement in the form annexed to this Escrow Agreement by any party hereto who shall have been furnished the final form of this Escrow Agreement shall constitute the execution and delivery of this Escrow Agreement by such party.

                  7.8 HEADINGS. The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

                  7.9 MISCELLANEOUS. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 6, without the prior consent of the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of California, except the rights, duties and obligations of the Escrow Agent shall be governed by the laws of the State of New York. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signature Page to Escrow Agreement

         IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year set forth on Schedule 1.


TERADYNE, INC.                                 HERCO TECHNOLOGY CORP.


                                               By: /s/  Robert Herring, Sr.
                                                  ------------------------------
By:  /s/  Stuart M. Osattin                        Name:   Robert Herring, Sr.
    ----------------------------------             Title:  President
    Name:   Stuart M. Osattin
    Title:  Vice President



Indemnification Representative:


  /s/  Robert Herring, Sr.
--------------------------------------
Name:  Robert Herring, Sr.


THE CHASE MANHATTAN BANK
AS ESCROW AGENT



By:  /s/  Mary Lou Bessey
   -----------------------------------
         Authorized Signatory

HOLDERS:


  /s/  Robert Herring, Sr.
--------------------------------------
Name:

  /s/  Robert Herring, Jr.
--------------------------------------
Name:

  /s/  Charles Herring
--------------------------------------
Name: